Exhibit 3(a)(ii)

CERTIFICATE OF AMENDMENT NO. 2
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
WM. WRIGLEY JR. COMPANY

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

                    Wm. Wrigley Jr. Company, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

                    FIRST:  Article FOURTH, Section 2, Paragraph (c) of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                    (c)     If and when dividends on the Common Stock and Class B Common Stock are declared payable from time to time by the Board of Directors as provided in subdivision (i), whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per-share basis, in such dividends, except that, if dividends are declared that are payable in shares of Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B Common Stock shall be payable to holders of that class of stock; provided, however, that the Board of Directors shall be permitted to pay a dividend, not later than December 31, 2006, of one share of Class B Common Stock for every four shares of Common Stock and one share of Class B Common Stock for every four shares of Class B Common Stock then outstanding.  If the Corporation shall in any manner subdivide or combine the outstanding shares of Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Common Stock or Class B Common Stock, as the case may be, have been subdivided or combined.

                    SECOND:  Article FOURTH, Section 2, Paragraph (d)(8) of the Corporations Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

                    (8)     At any time when the aggregate number of outstanding shares of Class B Common Stock beneficially owned by the holders of Class B Common Stock, as reflected on the stock transfer records of the Corporation, falls below twelve percent (12%) of the aggregate number of the then outstanding shares of Common Stock and Class B Common Stock, each share of Class B Common Stock shall convert into one fully paid and non-assessable share of Common Stock on the 18 month anniversary of such time (or, if such 18 month anniversary is a day other than a business day, then such conversion shall occur on the next business day), unless prior to such conversion time the Board of Directors, based upon a recommendation of a committee of the Board of Directors comprised of not less than three directors, all of whom shall be independent directors of the Board of Directors, makes a determination (the “Board Determination”) that the Class B Common Stock shall not so convert, in which case the Class B Common Stock (i) shall not so convert pursuant to this subdivision (d)(8) on such 18 month anniversary and (ii) shall so convert pursuant to this subdivision (d)(8) only at such time and/or under such circumstances (which may, if so provided in the Board Determination, include a subsequent determination to be made by a committee of the Board of Directors comprised of not less than three independent directors on the Board of Directors) as shall be specified in the Board Determination, provided, however, that if the Board Determination provided for a deferral of the conversion of the Class B Common Stock beyond such 18 month anniversary, prior to each anniversary following the expiration of such 18 month period, if applicable, a committee of the Board of Directors comprised of not less than three independent directors of the Board of Directors shall review the Board Determination and confirm that further deferral of the conversion time remains in the best interests of the Company and its stockholders, provided, further, that in no event shall such conversion time be deferred for more than five (5) years after the expiration of such 18 month period.  The Corporation shall promptly make a public announcement of any Board Determination.  For purposes of this subdivision (d)(8), the total number of shares of Common Stock and Class B Common Stock “outstanding” at any time shall not include any shares of Common Stock which, after April 1, 1986, are (a) issued in exchange for the assets or stock of other entities (including pursuant to a merger or other business combination), (b) sold by the Corporation for value, (c) issued upon conversion of convertible securities issued in exchange for the assets or stock of other entities or sold by the Corporation for value, or (d) issued as a stock split or dividend with respect to shares issued or sold pursuant to clause (a), (b) or (c).  For purposes of the first sentence of this subdivision (d)(8), any shares of Common Stock repurchased by the Corporation shall no longer be deemed “outstanding” from and after the date of repurchase.

                    THIRD:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

                    IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 4th day April, 2006.

WM. WRIGLEY JR. COMPANY

By:	/s/ HOWARD MALOVANY

Name:	Howard Malovany
Title:	Vice President, Secretary and
General Counsel

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